Toni Perazzo
Chief Financial Officer
(650) 340-1888 FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS THIRD QUARTER 2006 RESULTS

(BURLINGAME, CA), November 1, 2006 — AeroCentury Corp. (ASE:ACY), an independent aircraft leasing company, today reported its operating results for the third quarter ended September 30, 2006.

For the quarter ended September 30, 2006, the Company reported total revenues of $3.9 million compared with revenues of $3.0 million for the same period a year ago. For the nine months ended September 30, 2006, the Company reported revenues of $14.2 million compared with revenues of $8.3 million for the first nine months of 2005.

The Company reported net income of $219,100 or $0.14 per share for the third quarter of 2006 compared to net income of $52,100 or $0.03 per share for the third quarter of 2005. The Company had net income of $409,700 or $0.27 per share for the first nine months of 2006 versus $137,800 or $0.09 per share for the first nine months of 2005.

Operating lease revenue was approximately $964,000 and $3,238,000 higher in the three months and nine months ended September 30, 2006, respectively, versus the same periods in 2005, primarily because of additional lease revenue from aircraft purchased beginning in April 2005 and revenue from two aircraft which had been off lease in 2005.

Revenue from gain on sale of aircraft was approximately $409,000 for the nine months ended September 30, 2006 as a result of the profit from the sale of an aircraft in April 2006 compared to an approximate ($60,000) loss in the prior year.

Interest expense was approximately $395,000 and $1,231,000 higher in the three months and nine months ended September 30, 2006 versus 2005, respectively, primarily as a result of increases in the index upon which the Company’s interest rates are based and a higher average principal balance in 2006 compared to 2005, the effect of which was partially offset by a lower margin in 2006 than in 2005.

Depreciation was approximately $218,000 and $773,000 higher in the three months and nine months ended September 30, 2006, respectively, versus the same periods in 2005, and management fees were approximately $84,000 and $356,000 higher in the three months and nine months ended September 30, 2006, respectively, versus the same periods in 2005, primarily because of purchases of aircraft beginning in April 2005, the effect of which was partially offset by the sale of two aircraft, one in November 2005 and the second in April 2006.

(more)

Maintenance expense was approximately $52,000 higher in the three months ended September 30, 2006 compared to the same period in 2005, primarily because of the expense to prepare an aircraft for re-lease. Maintenance expense was approximately $3,335,000 higher in the nine months ended September 30, 2006 versus the same period in 2005. In 2006, the Company retained non-refundable maintenance reserves of approximately $2,396,000 when two aircraft were returned to the Company at lease end and recorded such amounts as other income. At the same time, the Company accrued approximately $2,392,000 of maintenance expense for which the Company is responsible. In 2006, the Company also accrued approximately $1,163,000 of expense to prepare several aircraft for re-lease. In 2005, the Company accrued approximately $220,000 of maintenance expense, for the storage and preparation for re-lease of several aircraft.

The Company's insurance expense consists primarily of insurance for off-lease aircraft, which varies depending on the type of assets insured during each period and the length of time each asset is insured. As a result of the combination of assets insured during each period and the length of time each was insured, insurance expense was approximately $21,000 and $59,000 lower in the three months and nine months ended September 30, 2006, respectively, versus the same periods in 2005.

During the first quarter of 2006, the Company recorded bad debt expense of approximately $49,000 for rent receivable which was written off in connection with a lessee’s early return of an aircraft. During the second quarter of 2005, the Company recorded bad debt expense of approximately $88,000, to fully reserve the balance of a note receivable from a former lessee, based on a notice that it had filed for reorganization.

The Company did not record any impairment charges in the first nine months of 2006. In the first nine months of 2005, the Company recorded an impairment charge of approximately $12,000 for one aircraft, based on the estimated net sale proceeds pursuant to an agreement to sell the aircraft.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are on lease to regional airlines and commercial users worldwide.

(See tables following.)

AeroCentury Corp.
Selected Financial Information
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Summary of Operations:
Operating lease revenue	$3,920,000	$3,833,940	$2,956,410	$11,454,940	$8,216,510
Gain (Loss) on disposal of aircraft	-	408,840	-	408,840	(59,550)
Other income	9,510	3,810	130	2,400,700	94,600
Total revenues	3,929,510	4,246,590	2,956,540	14,264,480	8,251,560

Interest	1,271,750	1,251,370	877,000	3,687,380	2,456,860
Depreciation	1,247,560	1,230,770	1,030,030	3,708,520	2,935,430
Management fees	678,460	685,100	594,470	2,061,720	1,705,960
Maintenance	221,600	779,490	169,440	3,554,920	219,870
Professional fees and
general and administrative	124,690	122,690	129,500	413,450	405,420
Insurance expense	53,760	51,210	75,160	183,000	242,140
Bad debt expense	-	-	-	48,820	88,110
Provision for impairment	-	-	-	-	12,180
Total expenses	3,597,820	4,120,630	2,875,600	13,657,810	8,065,970

Income before taxes	331,690	125,960	80,940	606,670	185,590

Tax provision	112,580	40,360	28,840	196,970	47,770

Net income	$219,110	$85,600	$52,100	$409,700	$137,820
Weighted average common
shares outstanding	1,543,257	1,543,257	1,543,257	1,543,257	1,543,257
Earnings per share	$0.14	$0.06	$0.03	$0.27	$0.09

Summary Balance Sheet:	September 30, 2006	December 31, 2005	September 30, 2005

Total assets	$94,967,580	$96,546,700	$86,519,160
Total liabilities	$75,567,780	$77,556,610	$67,584,160
Shareholders’ equity	$19,399,800	$18,990,090	$18,935,000

####